EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is executed September 14, 2005 and effective as of June 30, 2005, by and between Odyssey Re Holdings Corp., a Delaware Corporation (“Employer”), and Andrew Barnard (“Executive”).
WITNESSETH
     WHEREAS, Executive is the Chief Executive Officer of the group of reinsurance and insurance companies constituted by Odyssey America Reinsurance Corporation and its subsidiaries; and
     WHEREAS, Executive is a party to an Employment Agreement dated July 19, 1996 by and between Fairfax Financial Holdings Limited and Executive as amended and restated on April 1, 2001 by and between Employer and Executive (the “Prior Agreement”); and
     WHEREAS, it is desirable that the Prior Agreement be terminated by mutual agreement of the parties as of June 30, 2005 and that this Agreement be entered into between the parties so as to contain the terms and conditions set forth below and to govern the employment of Executive in the capacity described in the first recital above;
     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE I
EMPLOYMENT AND DUTIES; COMPENSATION
Section 1: Duties
     During the term of this Agreement, Executive shall be employed by and shall serve Employer in the capacity of President and Chief Executive Officer, and shall be employed by and/or shall serve such subsidiaries of Employer in such capacities as Employer shall from time to time designate and as are consistent with Executive’s position as President and Chief Executive Officer of Employer. Executive shall devote substantially all of his business time to the business and affairs of Employer and shall use his best efforts, skills, and energy to promote Employer’s interests.
Section 2: Term of Employment
     The term of employment of Executive by Employer shall commence as of June 30, 2005 (the “Commencement Date”) and shall continue until June 30, 2011 (the “Term”). At any time prior to the expiration of the Term, Employer and Executive may, by mutual written agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.

Section 3: Salary, Benefits and Additional Compensation
     As compensation and consideration for the performance by Executive of his duties and responsibilities pursuant to this Agreement, Employer agrees to pay, and/or to cause one or more of its subsidiaries to pay Executive, and Executive agrees to accept the following amounts and benefits (all Dollar amounts referred to herein are in United States Dollars):
(a)  Base Salary:
     An Annual Base Salary of One Million Dollars ($1,000,000), pro rated for any calendar year within the Term for which employment does not extend for the entire calendar year. The Annual Base Salary shall be paid to Executive in equal bi-weekly installments.
(b)  Bonus Pool:
     Executive shall participate to the extent of the percentage determined by the Board of Directors of Employer in the bonus pool (the “Bonus Pool”) created with respect to each accident underwriting year, consisting of that portion of the underwriting profit for such year designated by the Board of Directors of Employer.
(c)  Loan Forgiveness:
     Employer hereby waives, effective January 1, 2006, repayment by Executive of the then unpaid principal balance of the $1 million ($1,000,000.) promissory note dated June 19, 2001 payable by Executive to Employer. Employer shall mark the original promissory note as cancelled and shall return said note to Executive no later than ten (10) business days after January 1, 2006. If necessary, Employer shall also deliver to Executive at such time unlegended shares of common stock of Employer pledged by Executive to Employer to secure repayment of the Promissory Note.
(d)  Restricted Stock Grant:
     (i) Executive shall receive as of the date hereof an award of that number of restricted shares (the “Restricted Shares”) of Employer, consisting of its Common Stock, par value $.01 per share, which when multiplied by the simple average of the closing prices of such common stock on the New York Stock Exchange on the twenty (20) business days next preceding the date of execution hereof, yields the aggregate sum of Five Million Dollars ($5,000,000.). Subject to subparagraph (ii) below, the foregoing grant shall be subject to the terms of Employer’s Restricted Share Plan. Employer shall become vested in the shares granted pursuant to the foregoing sentence, and all restrictions shall lapse, on June 30, 2006 with respect to twenty percent (20%) of the Restricted Shares and on each anniversary thereafter with respect to an additional twenty percent (20%) of the Restricted Shares such that on June 30, 2010 all restriction on the Restricted Shares shall lapse.
     (ii) The Award Document, a copy of which is attached hereto as Exhibit A, shall be substantially similar in form to the Award Document previously issued to Executive upon the award to him by Employer of Restricted Stock in 2004; provided, however, that the Award Document shall provide that (i) upon Employee’s Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 6 below) or termination by Employer for reasons other than For Cause (as defined in Article II, Section 3 below) the restricted period applicable to any Restricted Shares granted to Executive shall terminate and Executive shall become fully vested in the Award; and (2) if the stock of Employer at any time during the restricted period ceases to be publicly traded, then Employee shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Employer stock from the exchange, equal to the number of shares of Restricted Stock of Employer held by Executive as of the delisting of the stock times the greater of (a) the share price of Employer stock as of the close of business forty-five (45) trading days prior to its delisting and (b) the average share price of Employer stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. The foregoing subparagraph (2) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.
     (iii) Employer will take whatever action necessary, including, without limitation, amendment of the Odyssey Re Holdings Corp. Restricted Share Plan, to ensure that the issuance of Restricted Shares by Company to Executive does not exceed the maximum number of shares available for such purpose.
(e)  Cash Payment:
     A cash payment of Six Million Dollars ($6,000,000.) payable to Executive contemporaneous with the signing hereof. The payment by Employer of the foregoing amount to Executive shall be a condition precedent to the effectiveness of this Agreement.
(f)  Previously Awarded Employer Restricted Stock:
     Employer previously awarded Executive 62,432 Restricted Shares of Employer stock pursuant to an Award Document dated March 8, 2002. Pursuant to the terms of said Award Document, Executive will become vested in all 62,432 Restricted Shares on September 1, 2006. Employer and Executive agree that the restricted period applicable to such shares shall be extended to June 30, 2010 at which time Executive shall become fully vested in the 62,432 Restricted Shares. The foregoing shall be evidenced by a new Award Document to be issued to the Executive by Employer, the terms and conditions of which shall be identical to the March 8, 2002 Award Document except for the change in the restricted period and except that the Award Document shall provide that (i) upon Employee’s Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 6 below) or termination by Employer for reasons other than For Cause (as defined as defined in Article II,

Section 3 below) the restricted period applicable to any Restricted Shares granted to Executive shall terminate and Executive shall become fully vested in the Award; and (ii) if the stock of Employer at any time during the restricted period ceases to be publicly traded, then Employee shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Employer stock from the exchange, equal to the number of shares of Restricted Shares then held by Executive, i.e., 62,432, times the greater of (a) the share price of Employer stock as of the close of business forty-five (45) trading days prior to its delisting and (b) the average share price of Employer stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. The foregoing subparagraph (ii) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.
(g) Previously Awarded Fairfax Restricted Stock:
     Fairfax Financial Holdings Limited (“Fairfax”) previously awarded Executive 6,500 Restricted Shares of Fairfax pursuant to a stock bonus plan. Pursuant to the terms of said plan, Executive will become vested in all 6,500 Fairfax Restricted Shares on September 1, 2006. Fairfax and

Employer agree that the Restricted Period applicable to such shares shall be extended to June 30, 2010 at which time Executive shall become fully vested in the Restricted Shares. Fairfax and Employer agree that notwithstanding anything to the contrary contained in the stock bonus plan or any other document reflecting the grant of Fairfax Restricted Shares, (i) upon Employee’s Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 6 below) or for reasons other than For Cause (as defined as defined in Article II, Section 3 below) the restricted period applicable to the Fairfax Restricted Shares granted to Executive shall terminate and Executive shall become fully vested in the Fairfax Restricted Shares; and (ii) if the stock of Fairfax at any time during the restricted period ceases to be publicly traded, then Employee shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Fairfax stock from the exchange, equal to the number of shares of Restricted Stock of Fairfax held by Executive as of the delisting of the stock, i.e., 6,500 times the greater of (a) the share price of Fairfax stock as of the close of business forty-five (45) trading days prior to its delisting and (b) the average share price of Fairfax stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. The foregoing subparagraph (ii) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.

(h)  Additional Benefits:
     During the term of this Agreement, Executive shall be entitled to the following fringe benefits:
     (i) Executive Benefits. Executive shall be eligible to participate in such benefits and perquisites as are now generally available or later made generally available to executive officers of Employer or its subsidiaries.
     (ii) Vacation. Executive shall be entitled to vacation time consistent with his position as President and Chief Executive Officer of Employer.
     (iii) Life Insurance. Executive shall be eligible to participate in any life insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.
     (iv) Disability Insurance. Executive shall be eligible to participate in any disability insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.

     (v) Automobile. Executive shall be provided with the exclusive use of an automobile appropriate to his position as President and Chief Executive Officer of Employer (with all operating costs, such as insurance, maintenance and fuel, paid for by Employer).
     (vi) Membership Fees. Employer shall pay Executive’s membership and usage fees of the St. Andrews Golf Club (or of a comparable country club of Executive’s choosing).
     (vii) Reimbursement for Expenses: Employer shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement.
     (viii) Reimbursement of Attorney’s Fees. Employer shall pay all reasonable attorney’s fees and disbursements incurred by Executive in drafting and negotiating this Agreement; payment shall be made either to Executive upon submission of paid invoices for such legal work or directly to the Attorney chosen by Executive.
     (ix) Tax Reimbursement. Employer shall reimburse Executive for all federal, state and local income taxes incurred by Executive as a result of the inclusion in income of any of the benefits provided by Employer to Executive pursuant to this paragraph (h)(v) and (h)(vi). The determination of such taxes shall be based upon all applicable state, local and federal taxes (computed at the highest marginal income tax rate) including any taxes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Employer shall remit to

Executive the amount of such taxes no later than April 15th of the year following inclusion in income of any of the benefits for which tax reimbursement is provided herein.
ARTICLE II
TERMINATION OF EMPLOYMENT
Section 1: Termination Due to Death
     The employment of Executive under this Agreement shall terminate upon Executive’s death. In the event of Executive’s death during Executive’s employment hereunder, the estate or other legal representative of Executive shall be entitled to receive the following:
     (a) Base Salary. Employer shall pay to Executive’s estate or other legal representative of Executive, his Base Salary for the period ending three months following the month in which Executive dies. Such an amount and all other amounts payable under this Section 1 of Article II shall be paid by Employer in a lump sum within thirty (30) days of the date of death, provided however, that the amounts due with respect to the Bonus Pool shall be paid when such amounts would ordinarily be paid.
     (b) Payment from Bonus Pool. Employer shall pay to the estate or other legal representative of Executive, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the death of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which the death of Executive occurs.
     (c) Restricted Stock. Upon the death of Executive, the restricted period with respect to all Restricted Stock previously awarded to Executive including, without limitation, Restricted Stock of Employer awarded pursuant to this Agreement, shall terminate and the Executive’s estate or other legal representative shall become fully vested in all Restricted Stock previously awarded to Executive.
Section 2: Termination by Reason of Disability
     If, during the term of this Agreement, Executive, in the judgment of the Board of Directors of Employer, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than (i) six (6) consecutive months or (ii)one hundred eighty three (183) days in any consecutive three hundred sixty-five (365) day period, Employer shall have the right to commence process to terminate Executive’s employment under this Agreement on account of disability. Employer shall send written notice to Executive of (i) its intention to commence such process, (ii) a medical doctor chosen by Employer to make the determination referred to in the next sentence, and (iii) Executive’s right within ten (10) days of receipt of the notice to choose a second medical doctor to make such determination. The purpose of the process shall be to determine whether Executive is unable on account of illness or physical or mental incapacity to perform his duties under this Agreement. Executive shall fully cooperate in this process, including by making himself available for and consenting to all examinations and tests required by any doctor making the aforesaid determination. The aforesaid determination shall be made by the medical doctor chosen by Executive, if he exercises his foregoing right to choose a doctor, and the medical doctor chosen by Employer. If the determination is being made by two medical doctors and they cannot agree within fifteen (15) days of their both being chosen, they shall as soon as reasonably possible select a third medical doctor to make the determination, who shall make the determination within fifteen (15) days of being chosen. The determination made by the foregoing process shall be conclusive. In the event the Executive’s employment is terminated on account of disability, Executive’s rights to compensation and benefits shall be as follows:
     (a) Base Salary. Executive shall be paid his Base Salary, less any benefits paid to him under disability insurance policies maintained by Employer, until his termination on account of disability.
     (b) Payment from Bonus Pool. Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination due to disability of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination due to the disability of Executive occurs.

     (c) Restricted Stock. The restricted period with respect to all restricted stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement.
Section 3: Termination for Cause
     “Termination for Cause” shall mean termination by Employer of Executive’s employment by Employer by reason of:
     (i) a willful failure by Executive in bad faith to substantially perform his duties with Employer resulting in material harm to Employer; or
     (ii) Executive’s conviction of a felony involving moral turpitude.
     Executive must be given written notice that Employer intends to terminate his employment for Cause. Such written notice shall specify the particular act or failure to act constituting the basis of the intention to so terminate employment. In the case of a Termination for Cause under clause (i) above, Executive shall be given the opportunity, within twenty (20) days of the receipt of such notice, to meet with the Board of Directors of Employer (the “Board of Directors”) to refute or explain such act or failure to act. If such act or failure to act is found in violation of Clause (i), Executive shall be given ten (10) days after such meeting to correct such act or failure to act, and upon failure of Executive within such ten (10) day period to correct such act or failure to act, Executive’s employment by Employer shall be terminated. In the case of Termination for Cause under (ii) above, Executive’s employment shall be terminated as of the date such notice is given.
     In the event the Board of Directors shall terminate Executive’s employment for Cause, Executive shall be entitled only to the following:
     (a) Base Salary. Within thirty (30) days of the date of Executive’s Termination for Cause, he shall be paid his Base Salary through the date of termination of employment.
     (b) Payment from Bonus Pool. Executive shall forfeit all rights to payments from the Bonus Pool.
Section 4: Constructive Termination and Termination by Employer other than for Cause
     Notwithstanding anything in this Agreement to the contrary, Executive’s employment hereunder may be terminated by Employer without Cause and Executive may terminate his employment hereunder in the case of a Constructive Termination as defined in this section, provided however, that in the event that Executive’s employment is so terminated, Executive shall be entitled to receive:

     (a) Base Salary. Within thirty (30) days of his termination of employment, Employer shall pay to Executive a lump sum payment equal to:
          (i) his Base Salary for the month in which termination occurs, and
          (ii) Eighty Three Thousand Three Hundred and Thirty Three Dollars ($83,333) times the number of months from the month immediately following the month in which termination occurs to the end of the Term, or any extension thereto, inclusive.
     (b) Payment from Bonus Pool. Employer shall pay to Executive, within thirty (30) days following termination of employment, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination of employment of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination of employment of Executive occurs, determined for these purposes only by taking the average of the bonuses paid to Executive for the three calendar years preceding the year in which termination of employment of Executive occurs.
     (c) Restricted Stock. (i) The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and the Executive shall become fully vested in all Restricted Stock previously awarded to Executive. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the Restricted Shares that vest as a result of this subparagraph based on a share price for such stock which is the greater of (a) the share price of Employer as of the close of business on the business day next preceding the date of termination of employment and (b) the share price ten (10) business days prior to the date determined under paragraph (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day).
          (ii) Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 4 specifying the number of Restricted Shares with respect to which Executive has elected to take cash in lieu of Restricted Shares. Employer shall within thirty (30) days of receipt of such notice deliver to Employer a check in payment of the value of the Restricted Shares as determined in the immediately preceding sentence and share certificates evidencing the remaining Restricted Shares which have vested as a result of termination of employment under this Section 4 and with respect to which Executive has not exercised his election to take cash in lieu of shares.
     For purposes of this Agreement “Constructive Termination” shall mean the termination of employment by Executive following written notice to Employer for any of the following reasons:
     (i) without Executive’s express written consent, the loss of Executive’s position described in Article I, Section 1 or a material alteration in Executive’s position and responsibility as so described;

     (ii) without Executive’s express written consent, a breach by Employer of any of its material obligations set forth in this Agreement;
     (iii) any failure by a successor to Employer to assume Employer’s obligations under this Agreement, either expressly or by operation of law, or, if Employer sells all or substantially all of its assets, or as a result of a sale by Fairfax of all of Employer or a controlling interest in Employer and in either case, as a result thereof, any failure by the purchaser to assume Employer’s obligations under this Agreement; or
     (iv) without Executive’s express written consent, relocation of Executive’s work situs to a location that is not in the New York Metropolitan area.
     Executive must give written notice to Employer if he intends to terminate his employment because of the occurrence of one of the circumstances constituting Constructive Termination under this Section 4. Such written notice shall specify the particular act or failure to act constituting the basis of Executive’s claim that Constructive Termination has occurred. Employer shall be given the opportunity, within twenty (20) days of the receipt of such notice, to fully cure any such act or failure to act.
     To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment to Executive made pursuant to this Section shall be delayed for a period of six months after the date of such termination of employment without cause or constructive termination and the first payment after such six-month period has expired shall include any amounts that were not previously paid as a result of such six-month delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel.
Section 5: Voluntary Termination
     Executive may terminate his employment under this Agreement voluntarily by giving two (2) years written notice to the Employer of his intention to voluntarily terminate his employment with Employer. “Voluntary Termination” shall mean termination by Executive of Executive’s employment by Employer other than (i) Constructive Termination as described in Section 4, (ii) “Termination Upon a Change in Control,” as described in Section 6, or (iii) termination by reason of Executive’s death or disability as described in Sections 1 and 2.
     In the event that Executive’s employment is voluntarily terminated by Executive, Executive’s rights to compensation and benefits shall be identical to those to which he would be entitled had he been Terminated for Cause, except that Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the Voluntary Termination of Executive occurs and (ii) the prorated bonus payable with respect to the year in which termination of Executive occurs.
     Section 6: Termination Upon a Change of Control

     “Termination Upon a Change in Control” shall mean (i) a termination by Executive, by written notice given to Employer, of Executive’s employment with Employer following a “Change in Control”, or (ii) the termination of Executive’s employment by Employer or the successor company (otherwise than for Cause as provided in Section 3 of this Article), in either case within one year following a Change in Control.
     In the event that Executive’s employment is Terminated Upon a Change in Control, Executive’s rights to compensation, Restricted Stock and benefits shall be identical to those to which he would be entitled had he been terminated by Employer other than for Cause pursuant to Section 4.
     “Change in Control” shall mean (i) the time that Employer or its ultimate parent, Fairfax Financial Holdings Limited (“Fairfax”), first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of Employer or Fairfax, acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of outstanding securities of Employer or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities of Employer or Fairfax, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after Employer or Fairfax makes that determination, or (ii) the first day on which a majority of the members of Employer’s or

Fairfax’s Board of Directors are not “Continuing Directors”, or (iii) the time that the Controlling Shareholder of either Employer or Fairfax no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in Employer by Fairfax. For purposes of (iii) in the preceding sentence, the “Controlling Shareholder” of Fairfax is one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, the estate of V. Prem Watsa (including the executors and administrators), and any persons to whom shares are distributed or sold upon the death or by the estate of V. Prem Watsa or his family.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Employer or Fairfax who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors by the Controlling Shareholder or with the affirmative vote of all, or one less than all, of the Continuing Directors who were members of the Board at the time of such nomination or election.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 1: Payment Obligations. The obligation of Employer to pay Executive the compensation and to make the arrangements provided herein shall be unconditional, and

Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control (otherwise than in connection with a Termination for Cause which is ultimately upheld in litigation) shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorney’s fees and disbursements incurred in such litigation.
Section 2: Confidentiality. Executive agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer’s Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.
Section 3: Withholdings. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
Section 4: Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the amount of any payment or benefit to be received by Executive pursuant to this Agreement or otherwise which would be subject to the excise tax imposed by Section 4999 of the Code shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any such payment or benefit received or to be received by Executive (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being subject to such excise tax, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Executive (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (b) any reduction in payments or benefits pursuant to this Agreement shall be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel; (c) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by a public accounting firm, selected by Executive, in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the Treasury Regulations there; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant hereto, the Employer shall initially make all payments otherwise required to be paid to Executive hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder (other than as a loan to Executive), either (x) upon mutual agreement of Executive and Employer, or (y) upon Tax Counsel furnishing Executive with its written opinion setting forth the amount of such payments not to have been so payable (other than as a loan to Executive under this Section 6.2), or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an “excess parachute payment,” the amount so determined in (x), (y) or (z) shall constitute a loan by Employer to Executive under this Section 6.2, and Executive shall repay to Employer, within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to Executive, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to Executive to the date of such repayment by Executive. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 6.2 shall be borne solely by Employer.
Section 5: Indemnification. In addition to any rights to indemnification to which Executive is entitled under Employer’s Articles of Incorporation and Bylaws, Employer shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay Executive’s expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and any appeal thereof, to the maximum extent permitted under such applicable laws.
Employer shall use reasonable efforts to maintain at all times Directors and Officers Coverage comparable to its existing Directors and Officers Coverage, if the same can be obtained at a reasonable cost in comparison to the cost of the then existing coverage, to cover all or a portion of the foregoing liability.
Section 6: Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, addressed to the Employer at:

Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, Connecticut 06902
Addressed to Executive at:
Mr. Andrew Barnard

Executive’s last known residential address on file with Employer or at any other address as either party may, from time to time, designate by notice given in compliance with this Section.
Section 7: Law Governing. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.
Section 8: Titles and Captions. All sections titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.
Section 9: Entire Agreement. This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between Executive and Employer and/or any affiliate of Employer, including the Prior Agreement, respecting the subject matter of this Agreement.
Section 10: Agreement Binding. The Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 11: Attorney Fees. In the event a suit or action is brought by Executive under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that Executive shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court.
Section 12: Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and if the period ends on a Saturday, Sunday or legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.
Section 13: Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
Section 14: Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.
Section 15: Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16: Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

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Section 17: Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
Section 18: Failure to Enforce and Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment or any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
Date: September 14, 2005

ODYSSEY RE HOLDINGS CORP.
By:	/s/ V. PREM WATSA
V. PREM WATSA, CHAIRMAN

/s/ ANDREW BARNARD
ANDREW BARNARD

FAIRFAX FINANCIAL HOLDINGS LIMITED (AS TO ARTICLE I, SECTION 3(g) ONLY)
By:	/s/ ERIC SALSBERG
ERIC SALSBERG, VICE PRESIDENT,
CORPORATE AFFAIRS